Exhibit 5.1
August 10, 2006
Parallel Petroleum Corporation
1004 N. Big Spring, Suite 400
Midland, Texas 79701
Gentlemen:
     We have acted as counsel to Parallel Petroleum Corporation, a Delaware corporation (the “Company”), in connection with its offering of up to 2,500,000 shares of common stock, par value $0.01 per share (the “Shares”), which it is offering under its Registration Statement on Form S-3 (333-119725) filed on October 13, 2004 with the Securities and Exchange Commission (“SEC”) under the Securities Act of 1933, as amended (the “1933 Act”), as amended by Amendment No. 1 filed with the SEC on November 5, 2004, which relates to the Company’s offering and sale of various securities pursuant to Rule 415 under the 1933 Act. In this letter, “Registration Statement” means such Registration Statement, as amended, when it became effective on November 10, 2004 under the 1933 Act.
     For purposes of the opinions we express below, we have examined, among other agreements, instruments and documents, the following:
(1)	the certificate of incorporation and bylaws, each as amended to date, of the Company;

(2)	the Registration Statement and its exhibits;

(3)	the prospectus dated November 10, 2004;

(4)	the prospectus supplement dated August 10, 2006, relating to the offering and sale of the Shares (the “Prospectus Supplement”);

(5)	the underwriting agreement dated August 10, 2006, between the Company and Jefferies & Company, Inc. relating to the offering and sale of the Shares (the “Underwriting Agreement”);

Parallel Petroleum Corporation
August 10, 2006

(6)	resolutions of the board of directors of the Company (the “Board”) relating to the issuance of the Shares and the terms of the offering and sale of the Shares; and

(7)	certificates of public officials and of representatives of the Company.
     On the basis of and subject to the foregoing, we are of the opinion that:
(1)	The Company is a corporation duly incorporated and validly existing in good standing under the laws of the State of Delaware.

(2)	The Shares have been duly authorized and, when issued and delivered in accordance with the Underwriting Agreement against payment therefor, will be validly issued, fully paid and non-assessable.
     In giving these opinions, we have relied on certificates of officers of the Company and of public officials with respect to the accuracy of the factual matters those certificates cover or contain, and we have assumed that all signatures on documents we have examined are genuine, all documents submitted to us as originals are authentic, all documents submitted to us as certified or photostatic copies conform to the original copies of those documents, and those original copies are authentic.
     The opinions expressed herein are limited to the federal laws of the United States of America, and, to the extent relevant to the opinions expressed herein, (i) the General Corporation Law of the State of Delaware (the “DGCL”) and applicable provisions of the Delaware Constitution, in each case as currently in effect, and judicial decisions reported as of the date hereof and interpreting the DGCL and such provisions of the Delaware Constitution; and (ii) the laws of the State of Texas.
     We hereby consent to the filing of this opinion as Exhibit 5.1 to the Company’s Current Report on Form 8-K reporting the offering of the Shares. We also consent to the use of our name under the caption “Legal Matters” in the Prospectus Supplement forming a part of the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations thereunder.

Very truly yours,
/s/ Lynch, Chappell & Alsup